Exhibit 23.3

CONSENT OF LAW FIRM IN THE PEOPLE’S REPUBLIC OF CHINA

To the Board of Directors
China Equity Platform Holding Group Limited

As legal adviser of the People’s Republic of China (the “PRC”), we issued our Legal Opinion dated November 22, 2011, on the conveyance of the property as to Chinae. Com E-Commerce Co., Ltd.

We hereby consent to the incorporation of the Legal Opinion herein by reference into the registration statement on Form F-1/A or related documents and subsequent amendment which does not have any factual change rendered in connection with this issue of China Equity Platform Holding Group Limited to be filed with the Securities and Exchange Commission on or after November 28, 2011, filed pursuant to the Securities Act of 1933.

WANG CHONG
Dated: November 28, 2011